Exhibit 10.1

Full English Translation of State-Owned Sea Area and Construction Land Use Rights Grant Contract

Chapter I: General Provisions

Article 1: This contract is made in accordance with the Civil Code of the People’s Republic of China, the Land Administration Law of the People's Republic of China, the Law on the Administration of Sea Area Use of the People's Republic of China, the Urban Real Estate Administration Law of the People's Republic of China, the Zhejiang Province Sea Area Use Management Regulations, and the Interim Measures of Zhejiang Province for the Bidding, Auction, and Listing of Sea Area Use Rights. Both parties, based on the principles of equality, voluntariness, compensation, and good faith, and through friendly negotiation, agree to enter into this contract.

Article 2: The ownership of the sea area and land formed by reclamation belongs to the People’s Republic of China. The Grantor is authorized by law to grant the use rights of the sea area (state-owned construction land use rights). Subsurface resources, buried objects, and municipal public facilities are not included within the scope of the rights granted under this contract.

Article 3: The Grantee shall have the right to possess, use, derive benefits from, and legally dispose of the sea area (state-owned construction land) lawfully obtained under this contract within the granted period. The Grantee has the right to construct buildings, structures, and ancillary facilities on the granted sea area (land) according to the use stipulated in the contract.

Chapter II: Delivery of the Sea Area (Land) and Payment of Transfer Price

Article 4: The parcel granted under this contract is identified as Longwan Phase II (0577-WZ-WW08) A-02-2, with a total area of eighteen thousand four hundred and forty-eight square meters (18,448 m²). The final granted area shall be based on the measured area upon completion and acceptance of land reclamation. The location of the parcel is within Longwan Phase II (0577-WZ-WW08) A-02-2. A site plan of the parcel is attached as Appendix 1. The vertical boundaries are defined from the upper limit of / to the lower limit of /, with a vertical difference of / meters. The spatial extent of the granted parcel is defined by the vertical planes formed by the boundary points and the upper and lower elevation limits.

Article 5: The designated use of the granted parcel is for industrial purposes (including industrial sea area and industrial land).

Article 6: The Grantor agrees to deliver the granted parcel to the Grantee before February 19, 2025. The land shall meet the following condition upon delivery: the site is in its current state as reclaimed land.

Article 7: The term of the granted sea area use right (state-owned construction land use right) under this contract is 50 years, starting from the date of delivery as specified in Article 6.

Article 8: The total consideration for the granted parcel is RMB 17.57 million, including a sea area usage fee of RMB 4.62 million. The per square meter price is / yuan (to be specified). The starting price and the winning bid price of the land do not include municipal infrastructure fees and other taxes or charges payable to government authorities, which shall be borne separately by the Grantee.

Article 9: The deposit under this contract is RMB 3.514 million, including RMB 924,000 of the sea area usage fee converted from the bid deposit. The remaining portion is considered as a deposit toward the land use right transfer cost.

Article 10: The Grantee agrees to pay the transfer price to the Wenzhou Municipal Taxation Bureau and the Wenzhou Bay New District Administrative Committee according to the following terms:

(1)	The full amount shall be paid in one lump sum by March 21, 2025.

(2)	Alternatively, payment may be made in installments as follows:

-	First installment: RMB [Amount], including deposit portion, due by [Date];

-	Second installment: RMB [Amount], due by [Date].

No interest shall be charged on installment payments.

Article 11: After full payment of the transfer price, the Grantee shall apply for registration of the sea area use right with supporting documents including this contract and payment receipts. If the full payment has not been made on time, registration shall not be permitted. Upon fulfillment of conditions for issuing a state-owned land property right certificate, the Grantee may apply for such certificate by submitting the sea area property certificate, this contract, the confirmation of reclamation area and boundary by the competent natural resources authority, etc. Once registered, the sea area use right terminates and is replaced by the corresponding state-owned land use right for the remaining term.

Chapter III: Development and Use of the Sea Area (Land)

Article 12: The Grantee agrees that upon completion of the project acceptance inspection, the granted parcel shall achieve an annual output value of no less than RMB [amount] per mu, and annual tax revenue of no less than RMB [amount] per mu. From the year following project acceptance, the parcel shall maintain a minimum tax revenue of RMB 417,000 per mu per year for a consecutive number of years.

Article 13: New construction of buildings and ancillary structures by the Grantee within the granted parcel must comply with the planning conditions set by the municipal (county) government, as detailed in Appendix 2.

Article 14: The development and use of the granted parcel are subject to the ‘Industrial Land (Sea) Project Investment Contract’ entered into with the Wenzhou Bay New District Administrative Committee. The Grantee is solely responsible for fulfilling all obligations stipulated therein. In the event of any breach, enforcement actions and penalties shall be handled by the counterpart or competent authorities. In addition, the Grantee must comply with this grant contract in all aspects of development and land use.

Article 15: Administrative and service facilities for enterprise operations within the granted parcel must not exceed 7% of the total parcel area (i.e., no more than 1,291.36 square meters), and the building area must not exceed [X] square meters. The Grantee agrees not to construct residential buildings, expert dormitories, hotels, guesthouses, or training centers within the parcel.

Article 16: The Grantee agrees to simultaneously construct supporting infrastructure projects such as [to be specified], and transfer them to the government free of charge upon completion.

Article 17: The Grantee shall apply for final reclamation inspection within [X] months from the date of contract signing, commence construction within [X] months after obtaining reclamation confirmation, complete construction within [X] months (no phasing allowed), and apply for project acceptance within 24 months of completion. Start and end dates are defined by the issuance of construction permits and project inspection approvals.

Article 18: The Grantee must handle connections to external utilities and infrastructure (e.g., water, gas, electricity) in accordance with applicable regulations. The government may install public pipelines or transit routes through the parcel, and shall compensate the Grantee for any functional impairment caused.

Article 19: The Grantee shall not change the designated land use without approval. If changes are required, one of the following applies: (1) The Grantor reclaims the use rights with compensation; (2) The parties re-sign or amend the contract, and the Grantee pays any difference in value based on the new designated use.

Article 20: The government reserves the right to adjust the planning during the term. Changes shall not affect existing structures but will apply to renovations or extensions.

Article 21: If the government needs to reclaim the land prior to expiration for public interest or urban planning purposes, compensation shall be provided based on fair market evaluation and remaining term.

Chapter IV: Transfer, Lease, and Mortgage of Use Rights

Article 22: After full payment and receipt of property certificate, the Grantee may mortgage the entire use rights (but not subdivide), and in principle, shall not transfer. Any transfer requires government buyback at no higher than original price.

Article 23: All transfers, leases, or mortgages must comply with national laws, regulations, and this contract.

Article 24: Upon lawful transfer or judicial disposal, the remaining use term is transferred to the new holder. In leases, rights and obligations remain with the Grantee.

Article 25: Transfers and mortgages must be registered with the natural resources bureau using supporting documentation.

Chapter V: Expiry of Use Term

Article 26: If the Grantee wishes to extend use beyond the term, a renewal application must be submitted one year before expiry. Upon passing performance evaluations, renewal may be granted with a new paid-use contract.

Article 27: If renewal is not approved, the Grantee must surrender the property certificate and the use rights are returned to the Grantor without compensation. Buildings may be retained or compensated per agreed terms.

Article 28: If no renewal is applied for, the use rights and aboveground structures are returned to the Grantor without compensation. The Grantee must not damage facilities and may be asked to dismantle unusable structures.

Chapter VI: Force Majeure

Article 29: A party may be excused from liability if failure to perform is due to force majeure, but must take steps to mitigate damages. Delays due to force majeure are not automatically excused.

Article 30: The affected party must notify the other within 7 days and submit a report and proof within 15 days after the event.

Chapter VII: Breach of Contract

Article 31: If the Grantee fails to make payment on time, a daily penalty of [X]% will apply. Delay over 60 days may result in contract termination and forfeiture of deposit.

Article 32: If the Grantee terminates the project unilaterally, it must submit a written request and waive any claims. The Grantor may refund part of the price (excluding deposit) depending on project progress.

Article 33: Delays in commencement or completion incur daily penalties. Idle land for over two years without construction may be reclaimed without compensation.

Article 34: Failure to meet output and tax commitments may result in termination and buyback by the administrative committee at fair value.

Article 35–37: Construction exceeding agreed metrics or misuse (e.g., overbuilding green areas or office space) leads to penalties. The Grantor must deliver the parcel on time or compensate the Grantee if delayed.

Article 38: If the Grantor delivers non-compliant land or alters agreed conditions unilaterally, the Grantee may demand fulfillment and compensation.

Chapter VIII: Governing Law and Dispute Resolution

Article 39: This contract is governed by the laws of the People’s Republic of China.

Article 40: Disputes shall first be settled through negotiation. If unresolved, they shall be submitted to Wenzhou Arbitration Commission or the local People's Court, depending on the choice agreed.

Chapter IX: Miscellaneous

Article 41: This contract has been approved by the People's Government of Zhejiang Province and becomes effective upon signing by both parties.

Article 42–46: The parties shall update contact information in writing within 15 days of any changes. The contract shall be executed in multiple copies with equal legal effect. Amounts must be stated in both words and numbers, with words prevailing in case of conflict.

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